Exhibit 99.1

Lifetime Brands, Inc. Announces Results of 2020 Annual Meeting

June 26, 2020 at 8:00 AM EDT

Declares Dividend to be Paid August 17, 2020

GARDEN CITY, N.Y., June 26, 2020 (GLOBE NEWSWIRE) -- Lifetime Brands, Inc. (NASDAQ: LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, announced the results of the votes taken at the Company’s 2020 Annual Meeting of Stockholders held Thursday, June 25, 2020.

Stockholders elected the following directors to serve until the next Annual Meeting of Stockholders:

Jeffrey Siegel	Chairman/Executive Chairman, Lifetime Brands, Inc.
Robert B. Kay	Chief Executive Officer, Lifetime Brands, Inc.
Rachael A. Jarosh	President and Chief Executive Officer, Enactus
John Koegel	Principal, Jo-Tan, LLC
Cherrie Nanninga	Partner, Real Estate Solutions Group, LLC
Craig Phillips	Retired Senior Vice President — Distribution, Lifetime Brands, Inc.
Veronique Gabai-Pinsky	Former Global President, Vera Wang Group, LLC
Bruce G. Pollack	Managing Partner, Centre Partners Management, LLC
Michael J. Regan	Retired Certified Public Accountant
Michael Schnabel	Partner, Centre Partners Management, LLC

In addition, stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

On an advisory (non-binding) basis, stockholders approved the compensation of the Company’s named executive officers.

Stockholders approved the amendment and restatement of the Company’s Amended and Restated 2000 Long-Term Incentive Plan.

On Thursday, June 25, 2020, Lifetime’s Board of Directors declared a quarterly cash dividend of $0.0425 per share payable on August 17, 2020 to stockholders of record at the close of business on August 3, 2020.

Lifetime Brands, Inc.

Lifetime Brands is a leading global designer, developer and marketer of a broad range of branded consumer products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef’n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, Kizmos™, La Cafetière®, MasterClass®, Misto®, Mossy Oak®, Swing-A-Way®, Taylor® Kitchen, Rabbit® and Vasconia®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Creative Tops®, Empire Silver™, Gorham®, International® Silver, Kirk Stieff®, Towle® Silversmiths, Wallace®, Wilton Armetale®, V&A® and Royal Botanic Gardens Kew®; and valued home solutions brands, including BUILT NY®, Taylor® Bath, Taylor® Weather and Planet Box®. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.
Laurence Winoker, Chief Financial Officer
516-203-3590
investor.relations@lifetimebrands.com

or

Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Andrew Squire / Rose Temple
212-355-4449
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